Exhibit 10.157
Execution Copy

AGREEMENT

This Nomination and Standstill Agreement (this “Agreement”) dated as of January 8, 2014, is by and among Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. (collectively, the “Shareholders”, and individually a “Shareholder”) and Compuware Corporation, a Michigan corporation (the “Company”).

WITNESSETH:

WHEREAS, the Shareholders are currently the beneficial owners of approximately 18,670,000 shares (the “Shares”) of the common stock, par value $0.01 per share, of the Company (“Common Stock”), which represents approximately 8.6% of the issued and outstanding shares of Common Stock;

WHEREAS, Ralph J. Szygenda and Glenda D. Price, Ph.D. retired from the Company’s Board of Directors (the “Board”) on November 15, 2013 and November 21, 2013, respectively; and

WHEREAS, following review by the Nominating/Governance Committee of the Board (the “Governance Committee”), the Board, in accordance with the Company’s bylaws and in consultation with the Shareholders, appointed Jeffrey J. Clarke and Jennifer J. Raab (the “Newly Appointed Directors”) to the Board, to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified; and

WHEREAS, the Governance Committee and the Board have also considered the qualifications of each of John G. Freeland and Stephen F. Schuckenbrock (collectively, the “New Independent Directors”) and conducted such review as they have deemed appropriate, including reviewing materials provided by the New Independent Directors; and

WHEREAS, the Governance Committee has recommended that the Company, among other things, include the New Independent Directors in its slate of nominees for election to the Board at the next annual meeting of shareholders and the Board has determined that it is in the best interests of the Company to do so on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1
BOARD OF DIRECTORS

1.1 Director Nominees

Having had discussions with the Shareholders regarding the nominees to be nominated for election to the Board at the Company’s annual meeting of shareholders to be held following the end of the Company’s 2013 fiscal year (the “2013 Meeting”), the Governance Committee has reviewed the nominations and has recommended that the Board nominate the New Independent Directors for election as directors of the Company at the 2013 Meeting on the terms set out in this Agreement.  For the avoidance of doubt, in addition to the New Independent Directors, the Board shall also nominate the nine (9) incumbent directors (including the Newly Appointed Directors) listed on Exhibit A hereto for re-election at the 2013 Meeting (such incumbent directors, together with the New Independent Directors, the “2013 Nominees”).  Concurrent with the execution and delivery of this Agreement, the Board has determined and agreed to nominate the New Independent Directors for election as directors of the Company at the 2013 Meeting, and to prepare, file with the Securities and Exchange Commission and disseminate to the Company’s shareholders proxy soliciting materials describing the terms of this Agreement. If a New Independent Director is elected by the Company’s shareholders to serve as a director on the Board at the 2013 Meeting, such New Independent Director shall serve until the Company’s 2014 annual meeting of shareholders (the “2014 Meeting”), or until his or her earlier death, resignation, disqualification or removal.  The Company and the Shareholders agree that if any New Independent Director is unable to serve as a director during the Covered Period (as defined below) as a result of death or disability, the Shareholders shall be entitled to select any other candidate who (i) is unaffiliated with the Shareholders, (ii) qualifies as “independent” under the applicable independence requirements applicable to the Company under law, stock exchange rules and the Company’s corporate governance guidelines and (iii) is reasonably acceptable to the Governance Committee as a replacement candidate.

The size of the Board may be increased to more than 11 directors during the Covered Period only (i) following the first date that the New Independent Directors are seated on the Board and (ii) upon approval by a majority of the members of the Board (which vote must include the approval of, at a minimum, any two of the Newly Appointed Directors and New Independent Directors taken together).

The Company (i) shall convene and hold the 2013 Meeting on or before March 31, 2014, (ii) shall cause the record date for the 2013 Meeting to be on or before February 17, 2014 and (iii) shall use the same solicitation efforts on behalf of the New Independent Directors as for all other nominees.

1.2	Formation of Advisory Committee

Immediately following the 2013 Meeting, the Board shall hold a meeting of the Board at which it shall create a new committee (or reconstitute an existing committee) of the Board (such committee, the “Advisory Committee”) consisting of Jeffrey J. Clarke, William O. Grabe, Fritz Henderson and John G. Freeland for the purpose of advising on and recommending to the Board strategies to enhance the Company’s value, including by conducting a review of the Company’s operations (efficiency, cost structure, and other considerations) and evaluating the potential value and impact of alternative financing, capitalization and tax optimization strategies as well as other value-creating initiatives.  The Advisory Committee shall have full access to members of the Company’s management, and management shall furnish to the Advisory Committee such information (financial or otherwise) and cooperation (including access to the Company’s advisors) as the Advisory Committee reasonably requests to conduct its review. The Chairman of the Board and CEO shall be entitled to participate in meetings of the Advisory Committee.

ARTICLE 2
COVENANTS

2.1 Covenants of the Shareholders

(a)            Each of the Shareholders agrees that (i) it will continue to have the right to vote all the Shares through the 2013 Meeting; (ii) at the 2013 Meeting (or any adjournment or postponement thereof) and at any subsequent shareholder meeting held prior to the expiration of the Covered Period (as defined below), it shall vote all of the shares of Common Stock beneficially owned by it in favor of (A) the 2013 Nominees, (B) the advisory vote to approve the compensation of the Company’s named executive officers and (C) the appointment of Deloitte & Touche LLP as auditors of the Company; and (iii) during the Covered Period it will not grant any consent or proxy for a consent to any third party seeking to have the shareholders authorize or take corporate action by written consent.

(b)            Except as expressly contemplated by this Agreement, each of the Shareholders agree that, during the period commencing on the date hereof and ending on the date when this Agreement terminates in accordance with Section 4.1 (the “Covered Period”), unless such Shareholder shall have been specifically invited in writing by the Board, neither such Shareholder nor any controlled affiliates of such Shareholder (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or any other parties under common management therewith (“Representatives”) acting on behalf of such Shareholder will in any manner, directly or indirectly (including, without limitation, by directing, requesting or suggesting that any other person do so):

(i) effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect, or announce any intention to effect or cause or participate in or in any way knowingly assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) or announce any intention to effect or cause or participate in any “solicitation” of “proxies” to vote (as such terms are used in Regulation 14A of the Exchange Act) or consents to vote (whether or not related to the election or removal of directors) with respect to any voting securities of the Company or any of its subsidiaries, or the initiation, proposal, encouragement or solicitation of shareholders of the Company for the approval of any shareholder proposals with respect to the Company, or the solicitation, advisement or influence of any person with respect to the voting of any voting securities of the Company;

(ii) deposit any shares of Common Stock or other voting securities of the Company in a voting trust or subject shares of Common Stock or other voting securities of the Company to a voting agreement or other agreement or arrangement with respect to the voting of such shares or securities, including, without limitation, lend any securities of the Company to any person or entity for the purpose of allowing such person or entity to vote such securities in connection with any shareholder vote or consent of the Company;

(iii) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any action contemplated in Section 2.1(b)(i) hereof; or

(iv) (A) call or seek to call any meeting of shareholders, including by written consent, or provide to any third party a proxy, consent or requisition to call any meeting of shareholders; (B) seek to have the shareholders authorize or take corporate action by written consent without a meeting, solicit any consents from shareholders or grant any consent or proxy for a consent to any third party seeking to have the shareholders authorize or take corporate action by written consent without a meeting; (C) seek representation on the Board; (D) seek, or vote for or support another party seeking, the removal of, or vote for the removal of, any member of the Board; (E) conduct a referendum of shareholders; or  (F) make a request for a shareholder list or other similar Company books and records;

(c)            The Shareholders shall, and shall cause their applicable affiliates to promptly file an amendment to their Schedule 13D reporting entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. The Shareholders shall provide the Company and its counsel with a copy of such amendment to their Schedule 13D within a reasonable period (and, in any event, at least one business day) in advance of filing such amendment with the SEC in order to provide the Company with a reasonable opportunity to review and comment on such materials. The Shareholders shall, in good faith, take into consideration the comments received from the Company on such amendment and shall take reasonable efforts to incorporate such comments into the applicable materials.

(d)            Except as modified herein, the terms of the confidentiality agreement, dated February 14, 2013, entered into by and among the Shareholders and the Company, as amended, supplemented or extended (the “Confidentiality Agreement”) remain in effect for at least the term of this Agreement notwithstanding any provision in the Confidentiality Agreement to the contrary.

2.2 Covenants of the Company

(a)            The Company shall promptly file a Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.

(b)            The Company shall provide the Shareholders and their counsel with copies of (i) the Form 8-K referenced in clause (a) above and (ii) the portions of the proxy soliciting materials describing the terms of this Agreement referenced in Section 1.1 and other solicitation materials that contain statements related to the Shareholders or the New Independent Directors, in each case, within a reasonable period (and, in any event, at least one business day) in advance of filing such materials with the SEC in order to provide the Shareholders with a reasonable opportunity to review and comment on such materials. The Company shall, in good faith, take into consideration the comments received from the Shareholders on such materials and shall take reasonable efforts to incorporate such comments into the applicable materials.

(c)            During the Covered Period, the Company shall not amend the provisions of the Company’s Restated Articles of Incorporation or the Company’s Amended and Restated Bylaws (the “Bylaws”), as applicable, relating to (i)  shareholders’ ability to call a special meeting, (ii) shareholders’ ability to act by written consent and (iii) shareholders’ ability to nominate candidates for election to the Board (which, for the avoidance of doubt, shall include amending provisions relating to the advance notice deadline, except that the Company shall be permitted to amend such provisions in order to delay the advance notice deadline).

(d)            The Company shall provide each New Independent Directors with all documentation, agreements and policies normally provided to proposed new members of the Board as well as all pertinent charters, policies and resolutions governing all appointments for such New Independent Directors to any committee or subcommittee of the Board (any, a “Board Committee”). Each New Independent Director shall be entitled to the same treatment by the Company and the Board as other independent directors, provided such New Independent Director qualifies as “independent” under applicable law or stock exchange rule, and shall not be excluded from consideration for membership in any Board Committee solely by reason of their having been approved as a New Independent Director under this Agreement.

(e)            The Company shall use reasonable best efforts to convene and hold the 2014 Meeting on or before
December 31, 2014.

2.3 Joint Covenants

The Company and the Shareholders shall work together to obtain from the New Independent Directors a signed agreement to the effect that such New Independent Directors (a) consent to serve as a director of the Company, if elected, and to be included in the Company's proxy statement and proxy card and (b) will be bound by all policies, codes  and guidelines applicable to directors, and such signed agreement shall be a condition to each New Independent Director’s nomination.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations of the Shareholders

The Shareholders represent and warrant as follows:

(a)            The Shareholders have the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)            This Agreement has been duly and validly authorized, executed and delivered by the Shareholders, constitutes a valid and binding obligation and agreement of the Shareholders and is enforceable against the Shareholders in accordance with its terms.

(c)            The Shareholders, together with their affiliates, beneficially own, directly or indirectly, an aggregate of approximately 18,670,000 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by the Shareholders and their affiliates.

(d)            Other than those agreements previously disclosed to the Company in writing, no New Independent Director has any agreements, arrangements or understandings (whether compensatory or otherwise) with any of the Shareholders or their affiliates.

3.2 Representations of the Company

The Company represents and warrants as follows:

(a)            The Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)            This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

ARTICLE 4
TERMINATION

4.1 Termination

This Agreement shall remain in full force and effect until the earliest of:

(a)            the Company’s material breach of its obligations under Section 1.1 of this Agreement, provided that (if such breach is curable) the Shareholders have provided written notice to the Company of such breach and such breach has not been cured within a ten (10) day period;

(b)            the earlier of (i) the date that is thirty (30) days prior to the Company’s advance notice deadline for the submission of director nominations at the 2014 Meeting or (ii) December 31, 2014; and

(c)            such other date established by mutual written agreement of the Company and the Shareholders.

4.2 Effect of Termination

Article 5 shall survive the termination of this Agreement. No termination pursuant to Section 4.1 shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

ARTICLE 5
GENERAL
5.1 Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered in person or sent by overnight delivery (providing proof of delivery) to the party at the following addresses (or at such other address for a party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

If to the Company:	Compuware Corporation One Campus Martius Detroit, MI 48226 Attention: General Counsel Telephone: 313-227-7300 Facsimile: 313-227-9567

with a copy (which shall not constitute notice) to	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10039 Attention: Stephen F. Arcano Richard J. Grossman Telephone: 212-735-3000 Facsimile: 212-735-2000

If to the Shareholders and any of their Representatives	c/o Elliott Management Corporation 40 West 57th Street New York, NY 10019 Attention: Jesse Cohn Telephone: 212-974-6000 Facsimile: 212-974-2092

with a copy (which shall not constitute notice) to	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 Attention: Robert B. Schumer Jeffrey D. Marell Telephone: 212-373-3000 Facsimile: 212-757-3990

5.2 No Third-Party Beneficiaries

Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

5.3 Communications

The parties agree that the press release attached as Exhibit B hereto will be issued following execution of this Agreement and no party shall make any statement inconsistent with such press release.

During the Covered Period:

(a) the Shareholders, their respective officers and directors and the Shareholders’ controlled affiliates shall refrain from making or causing to be made, by press release or similar public statement to the press or media, or in an SEC filing, any statement or announcement that constitutes an ad hominem attack on (as distinct from objective statements or announcements reflecting business criticism) the officers or directors of the Company or any person who has served as an officer or director of the Company in the past; and

 (b) the Company, its affiliates and their respective officers and directors shall refrain from making or causing to be made, by press release or similar public statement to the press or media, or in an SEC filing, any statement or announcement that constitutes an ad hominem attack on (as distinct from objective statements or announcements reflecting business criticism) the officers, directors or investment professionals of the Shareholders or any person who has served as an officer, director or investment professional of the Shareholders in the past or the New Independent Directors.

The foregoing shall not prevent the making of any factual statement as required by applicable legal process, subpoena, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

5.4 Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to the conflict of law principles thereof. The parties and their respective Representatives: (a) irrevocably and unconditionally consent and submit to the jurisdiction of the state and federal courts located in the State of Michigan for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth in Section 5.1 of this Agreement shall be effective service of process for any action, suit or proceeding brought against them; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Michigan; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Michigan has been brought in an inconvenient forum.

5.5 Assignment

This Agreement shall be binding upon and inure to the benefit of and be enforceable only by the parties hereto. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise.

5.6 Amendments; Waivers

This Agreement may only be amended pursuant to a written agreement executed by all the parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

5.7 Entire Agreement

This Agreement constitutes the entire agreement of all the parties and except as provided herein supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein. The parties expressly disclaim reliance on any information, statements, representations or warranties regarding the subject matter of this Agreement other than the terms of this Agreement.

5.8 Counterparts

This Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

5.9 Expenses

All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.

5.10 Captions

The captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

5.11 Specific Performance

The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in damages. It is accordingly agreed that the parties are entitled to seek an injunction or specific performance of the terms hereof in addition to any other remedies at law or in equity, and a party will not take any action, directly or indirectly, in opposition to another party seeking relief on the grounds that any other remedy or relief is available at law or in equity, and the parties further agree to waive any requirement for the security or posting of any bond in connection with such remedy or relief.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Compuware Corporation

By: /s/ Daniel S. Follis, Jr.
Name: Daniel S. Follis, Jr.
Title: General Counsel & Secretary

Elliott Associates, L.P.

By: /s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

Elliott International, L.P.

By: /s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

Elliott International Capital Advisors Inc.

By: /s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

[Signature Page to the Settlement Agreement between Compuware Corporation and Elliott]

EXHIBIT A

Gurminder S. Bedi

David G. Fubini

William O. Grabe

Fritz Henderson

Faye Alexander Nelson

Bob Paul

Lee D. Roberts

Jeffrey J. Clarke

Jennifer J. Raab

EXHIBIT B

[PRESS RELEASE]